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                                 EQUITABLE TRUST

                                DISTRIBUTION PLAN

         WHEREAS, The Board of Trustees of the Equitable Trust (the "Trust"), including the Independent Trustees (as defined herein), have concluded in the exercise of reasonable business judgement and in light of their fiduciary duties under the Investment Company Act of 1940, as amended (the "Act"), that there is a reasonable likelihood that this Plan (the "Plan") will benefit the Trust's constituent fund (the "Fund") and the Class B and Class C shareholders thereto;

         NOW, THEREFORE, in consideration of the foregoing, this Plan is hereby adopted as follows:

         Section 1. (a) As compensation for the services provided to shareholders of the Fund's Class B and Class C shares, the distributors of the Trust's Class B and Class C shares (collectively, the "Class B/C Distributors") shall be paid an annual service fee of 0.25% of the average daily net assets (the "Service Fee") of the Funds' Class B and Class C shares.

         (b) As compensation for the services provided to shareholders of the Fund's Class B and Class C shares, the Class B/C Distributors shall be paid an annual distribution fee of 0.75% of the average daily net assets (the "Distribution Fee") of the Funds' Class B and Class C shares.

         (c) Such fees shall be calculated and accrued daily and paid monthly or at such other intervals as the Board of Trustees of the Trust shall determine. Some or all of such Service Fee and Distribution Fee may be paid to each of the Class B/C Distributors in accordance with the distribution agreements with each Class B/C Distributors. Subject to the provisions of Section 9 hereof, the Service Fee and Distribution Fee shall be approved from time to time by: (a) a majority of the Board of Trustees of the Trust and
              (b) a majority of the Trustees who (i) are not "interested persons" of the Trust, as defined in the Act, and (ii) have no direct or indirect financial interest in the operation of the Plan or any agreements related thereto ("Independent Trustees"), and may be paid in respect of services rendered. If at any time this Plan shall not be in effect with respect to the Class B or Class C shares of the Fund of the Trust, the Service Fee and Distribution Fee shall be computed on the basis of the net assets of the Class B or Class C shares of the Fund for which the Plan is in effect.

         Section 2. The Class B/C Distributors may spend such amounts as they deem appropriate on any activities or expenses primarily intended to result in the sale of Class B and/or Class C shares of the Trust or the servicing and maintenance of shareholder accounts, including but not limited to the following:

         (a) compensation to and expenses, including overhead and telephone expenses, of employees of each of the Class B/C Distributors that engage in the distribution of the Class B and Class C shares;

         (b) printing of prospectuses and statements of additional information for other than existing shareholders;


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         (c)      compensation to financial intermediaries and broker-dealers to pay or reimburse them for their services or expenses in connection with investing indirectly in Class B and/or Class C shares;

         (d) expenses relating to the development, preparation, printing, and mailing of Trust advertisements, sales literature, and other promotional materials describing and/or relating to the Trust;

         (e) [expenses of holding seminars and sales meetings designed to promote the distribution of the Class IB shares;

         (f) expenses of obtaining information and providing explanations regarding the Trust's investment objectives and policies and other information about the Trust and its Funds, including the performance of the Funds;

         (g)      expenses of training sales personnel regarding the Trust;

         (h) expenses of compensating sales personnel in connection with the allocation of cash values and to the Trust; and

         (i) expenses of personal services and/or maintenance with respect to Class B and/or Class C shares attributable to such accounts.]

         Section 3. This Plan shall not take effect until it has been approved, together with any related agreements, by vote of the majority (or whatever greater percentage may, from time to time, be required by Section 12(b) of the Act or the rules and regulations thereunder) of both (a) the Trustees of the Trust, and (b) the Independent Trustees of the Trust, cast in person at a meeting called for the purpose of voting on this Plan or such agreements. Approval of the Plan in this manner, with respect to the Fund, prior to the initial public offering of the shares of the Fund shall be deemed to have been approved by that Fund's outstanding voting securities.

         Section 4. This Plan shall continue in effect for a period of more than one year after it takes effect only for so long as such continuance is specifically approved at least annually in the manner provided for approval of this Plan in Section 3 hereof.

         Section 5. Any person authorized to direct the disposition of monies paid or payable by the Class B and/or Class C shares of the Trust pursuant to this Plan or any related agreements shall provide to the Board of Trustees of the Trust, and the Trustees shall review, at least quarterly, a written report of the amounts so expended and the purposes for which such expenditures were made. The Class B/C Distributors shall submit only information regarding amounts expended for "distribution activities," as defined in this Paragraph 5, to the Board of Trustees of the Trust in support of the distribution fee payable hereunder and shall submit only information regarding amounts expended for "service activities," as defined in this Paragraph 5, to the Board of Trustees of the Trust in support of the service fee payable hereunder.

         For purposes of this Plan, "distribution activities" shall mean any activities in connection with the Class B/C Distributors' performance of its obligations under this Plan or the Distribution Agreement that are not deemed "service activities." "Service activities" shall mean activities in connection with the provision by the Class B/C Distributors of personal, continuing services to investors in the Class B and Class C shares of the Fund; provided, however, that if the National Association of Securities Dealers, Inc. ("NASD") adopts a definition of "service fee" for purposes

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of Section 2830(b)(9) of the NASD Conduct Rules that differs from the definition of "service activities" hereunder, or if the NASD adopts a related definition intended to define the same concept, the definition of "service activities" in this Paragraph shall be automatically amended, without further action of the parties, to conform to such NASD definition. Overhead and other expenses of the Class B/C Distributors related to their "distribution activities" or "service activities," including telephone and other communications expenses, may be included in the information regarding amounts expended for such activities.

         Section 6. This Plan may be terminated at any time with respect to the Class B and/or Class C shares of the Fund by vote of a majority of the Independent Trustees, or by vote of a majority of the outstanding voting securities representing the Class B and/or Class C shares of the Fund.

         Section 7. All agreements with any person relating to implementation of this Plan with respect to the Class B and Class C shares of the Fund shall be in writing, and any agreement related to this Plan with respect to the Class B and Class C shares of the Fund shall provide:

         (a) That such agreement may be terminated at any time, without payment of any penalty; by vote of a majority of the Independent Trustees or by vote of a majority of the outstanding voting securities representing the Class B or Class C shares of the Fund, on not more than 60 days' written notice to any other party to the agreement; and

         (b) That such agreement shall terminate automatically in the event of its assignment.

         Section 8. This Plan may not be amended to materially increase the amount of Distribution Fees permitted pursuant to Section 1 hereof with respect to the Fund until it has been approved by a vote of at least a majority of the outstanding voting securities representing the Class B and/or Class C shares of the Fund. This Plan shall be deemed to have been effectively approved with respect to the Class B and/or Class C shares of the Fund if a majority of the outstanding voting securities representing the Class B and/or Class C shares of the Fund votes for the approval of this Plan, notwithstanding that this Plan has not been approved by a majority of the outstanding voting securities representing the Class B and/or Class C shares of the Fund or that this Plan has not been approved by a majority of the outstanding voting securities representing the Class B and/or Class C shares of the Trust. In addition, all material amendments to this Plan shall be approved in the manner provided for approval of this Plan in Section 3 hereof.

         Section 9. As used in this Plan, the terms "assignment," "interested person," and "majority of the outstanding voting securities" shall have the respective meanings specified in the Act and the rules and regulations thereunder, subject to such exemptions as may be granted by the Securities and Exchange Commission.

Adopted as of ________, 2001.